EXHIBIT 99.1

Contact:	John P. Saldarelli Chief Financial Officer, Secretary and Treasurer (914) 242-7700

FOR IMMEDIATE RELEASE

American Real Estate Partners, L.P. Prices Debt Offering

     Mount Kisco, New York, February 1, 2005 — American Real Estate Partners, L.P. (NYSE:ACP) (“AREP”) announced today that it has priced its previously announced offering of senior notes due 2013. The notes, in the aggregate principal amount of $480 million, will bear interest at a rate of 7 1/8% per annum.

     The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

     American Real Estate Partners, L.P. is a master limited partnership.

     This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, risks related to our hotel and casino operations, including the effect of regulation, substantial competition, rising operating costs and economic downturns, competition for investment properties, risks related to our oil and gas operations, including costs of drilling, completing and operating wells and the effects of regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2003 Form 10-K, 2004 Form 10-Qs and Form 8-Ks. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.